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                                                                  Exhibit 4.18


                                 PROMISSORY NOTE


Nine Hundred, Eighty-five Thousand                          Bethesda, Maryland
Eight Hundred and Seventy-eight and 08/100 Dollars              March 31, 2000
($985,878.08)


         FOR VALUE RECEIVED, KENNETH A. KESSLER, MD, having an address at 4833 Rockwood Parkway, N.W. Washington, DC 20016 (hereinafter, the "Borrower"), promises to pay to the order of AMERICAN PSYCH SYSTEMS HOLDINGS, INC., a Delaware corporation (hereinafter, the "Lender") at 6705 Rockledge Drive, Suite 200, Bethesda, Maryland, 20817, or at such other places as Lender may from time to time designate, the principal sum of Nine Hundred, Eighty-five Thousand Eight Hundred and Seventy-eight and 08/100 Dollars ($985,878.08) (the "Principal"), together with interest thereon calculated from the date hereof at the rate hereafter specified and any and all other sums which may be owing to Lender by the Borrower pursuant to this Promissory Note (the "Note").

         1. DEFINITIONS; NON-TRANSFERABILITY. The capitalized words Borrower and Lender means and shall include all borrowers and all lenders under this Note. The Lender and any other holder of this Note may not transfer this Note.

         2. RECOURSE NOTE.  This Note is a recourse obligation.

         3. STOCK PLEDGE AGREEMENT. To secure payment of the Note and pursuant to the terms of a Stock Pledge Agreement of even date herewith, executed by Borrower in favor of Lender, Borrower pledges One Million Forty One Thousand Six Hundred Forty Seven Shares of Common Stock, $.001 par value of Lender (the "Pledged Shares") to the Lender. Said Stock Pledge Agreement provides for a continuing security interest in the Pledged Shares. The terms of that Stock Pledge Agreement are incorporated herein by reference to the same effect as if set forth in this Note in their entirety. On default under the Stock Pledge Agreement or under this Note, holder may exercise any of the remedies granted by the Stock Pledge Agreement or given to a secured party under the Maryland Uniform Commercial Code.

         4. PAYMENT. Principal and accrued and unpaid interest will be paid in one lump sum payment on March 31, 2005 (the "Maturity Date"), unless the parties agree to extend the due date in writing.

         5. Interest Rate. For the period from the date hereof until all sums due hereunder, whether principal, interest, charges, fees or other sums, have been paid in full, simple interest shall accrue on the unpaid principal balance of this Promissory Note at a per annum rate of Eight and Nineteen One Hundredths Percent (8.19%), which represents the March 2000 Mid-term Federal Rate. Interest on the outstanding principal balance of the Note will be computed on the basis of a 365-day year and shall accrue as



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follows:

         (a) from March 31, 2000 until the Maturity Date, on such portion of the Principal equal to Six Hundred Eighty Five Thousand Nine Hundred Seventy Nine Dollars and Ten Cents ($685,979.10);

         (b) from February 19, 2001 until the Maturity Date, on such portion of the Principal equal to Two Hundred Five Thousand Seven Hundred Ninety Four Dollars ($205,794.00);

         (c) from November 7, 2001 until the Maturity Date, on such portion of the Principal equal to Forty Four Thousand One Hundred Four Dollars and Fifty Cents ($44,104.50); and,

         (d) from December 12, 2001 until the Maturity Date, on such portion of the Principal equal to Fifty Thousand Dollars and Forty Eight Cents ($50,000.48).

         6. PREPAYMENT. The Borrower shall have the right to prepay the entire principal sum hereof or a part hereof provided that the Borrower is not then in default and that any such prepayment is accompanied by payment of all interest accrued to the date of prepayment. A partial prepayment shall not otherwise change the due dates herein.

         7. MANNER AND METHOD OF PAYMENT. All payments called for in this Note shall be made in lawful money of the United States of America.

         8. EVENTS OF DEFAULT; ACCELERATION. The principal and interest due and owing on this Note will become immediately due and payable, without notice, demand, protest, notice of protest and notice of default (other than as provided for herein), presentment for payment and diligence in collection, all of which are expressly waived by the Borrower, if any one or more of the following events, each of which will be considered an Event of Default, shall occur:

         (a) Borrower files a petition in bankruptcy or petition to take advantage of any insolvency act;

         (b) Borrower makes an assignment for the benefit of his creditors or proposing a composition agreement with creditors;

         (c) Borrower consents to the appointment of a receiver of itself or the whole or any substantial part of its property;

         (d)      Borrower has a petition in bankruptcy filed against him, or

         (e) Borrower files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States or any state thereof.

         9. WAIVER OF PROTEST. Upon the occurrence of an Event of default and declaration of acceleration by the Lender, the entire principal sum and all interest accrued on this Note shall become immediately due and payable without further notice or demand on the Borrower of any kind and without presentment, demand, notice or protest to Borrower or any other persons, all of which are hereby waived. The Lender is not required to do any of the following before enforcing the Lender's rights under this Note:


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         (a)      To demand payment of the amounts due (known as presentment).

         (b) To give notice that the amount due has not been paid (known as notice of dishonor).

         (c) To obtain an official certificate of nonpayment (known as protest).

         10. RIGHTS CUMULATIVE. The rights of the Lender shall be cumulative and concurrent and may be pursued singly, successively or jointly, at the discretion of the Lender; the Lender's failure to accelerate or to pursue its remedies for any reason shall not prevent the Lender from being entitled to do so at a later date.

         11. NO WAIVER OF RIGHTS. No delay on the part of the holder of this Note shall operate as a waiver of any right; nor shall any single or partial exercise of any right preclude any other right.

         12. MODIFICATIONS. This Note cannot be changed except in writing signed by the Borrower and the Lender.

         13. BINDING NATURE. This Note shall be binding upon shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.

         14. INVALIDITY OF ANY PART. If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note and this Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

         15. CHOICE OF LAW; CONSENT TO VENUE AND JURISDICTION. This Note shall be governed, construed and interpreted strictly in accordance with the laws of the State of Maryland. The Borrower consents to the jurisdiction and venue of the Circuit Court of Montgomery County, Maryland in any action or judicial proceeding brought to enforce, construe and interpret this Note. The Borrower agrees to stipulate in any future proceeding that this Note is to be considered and to be construed for all purposes to have been executed and delivered within the geographical boundaries of the State of Maryland, even if it was, in fact, executed and delivered elsewhere.

         IN WITNESS WHEREOF, the Borrower has executed this Note specifically intending this Promissory Note to constitute an instrument under seal.

WITNESS:                                    BORROWER:

                                            /s/ Kenneth Kessler

                                            Kenneth A. Kessler, MD



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